Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of ZBB Energy Corporation and Subsidiaries (the "Company") on Form SB-2 (File No. 333-145419) of our report dated October 9, 2007, with respect to our audits of the Company's consolidated financial statements as of June 30, 2007 and for the two years in the period then ended, which report appears in this Registration Statement. We also consent to the reference to our Firm under the "Experts" section of the Registration Statement.

/s/ PKF
Certified Public Accountants
A Professional Corporation
New York, NY
October 17, 2007